Exhibit 99.1

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Emerson Completes Sale of Network Power to Platinum Equity
Transaction closing marks another milestone in the strategic portfolio repositioning process

ST. LOUIS, December 1, 2016 - Emerson (NYSE: EMR) today announced that it has completed the sale of its Network Power business to Platinum Equity and a group of co-investors. Emerson received proceeds of $4 billion and retained a subordinated interest in the business.

“The completion of this transaction is an important step in our strategic portfolio repositioning as we work to streamline the company and create opportunities for long-term growth and drive value for shareholders,” said David N. Farr, Chairman and Chief Executive Officer of Emerson. “With Network Power under the Platinum Equity umbrella, it is well positioned to achieve its long-term goals and succeed in the future.”

Platinum Equity Chairman and CEO Tom Gores said he is proud of his firm’s strong relationship with Emerson and the commitment on both sides to finding a solution that is good for Network Power going forward.

“We appreciate Emerson’s trust and confidence in our ability to execute,” said Mr. Gores. “This investment will be a cornerstone in our portfolio and is a great fit for Platinum that plays right to our strengths. We will deploy our full range of global operational skills, financial resources and M&A capabilities to support the company's growth and innovation.”

Network Power is rebranding as Vertiv and will operate as a stand-alone global enterprise in Platinum Equity’s portfolio. Headquartered in Columbus, Ohio, the company is a leading provider of thermal management, A/C and D/C power, transfer switches, services and information management systems for the data center and telecommunications industries. Emerson recently reported that the Network Power business had sales of approximately $4.4 billion in fiscal 2016.

About Emerson
Emerson (NYSE: EMR), headquartered in St. Louis, Missouri (USA), is a global technology and engineering company providing innovative solutions for customers in industrial, commercial, and residential markets. Our Emerson Automation Solutions business helps process, hybrid, and discrete manufacturers maximize production, protect personnel and the environment while optimizing their energy and operating costs. Our Emerson Commercial and Residential Solutions business helps ensure human comfort and health, protect food quality and safety, advance energy efficiency, and create sustainable infrastructure. For more information visit Emerson.com.

Forward-Looking and Cautionary Statements
Statements in this press release that are not strictly historical may be “forward-looking” statements, which involve risks and uncertainties, and Emerson undertakes no obligation to update any such statements to reflect later developments. These risks and uncertainties include the Company’s ability to successfully complete on the terms and conditions contemplated, and the financial impact of, its strategic portfolio repositioning actions, as well as economic and currency conditions, market demand, pricing, protection of intellectual property, and competitive and technological factors, among others, as set forth in Emerson’s most recent Annual Report on Form 10-K and subsequent reports filed with the SEC.